AMENDMENT NO. 2, dated as of September 16, 1996 (this
"Agreement"), by and among METRIS RECEIVABLES, INC. (formerly Fingerhut Financial Services Receivables, Inc.), a corporation organized and existing under the laws of the State of Delaware, as Transferor, DIRECT MERCHANTS CREDIT CARD BANK, NATIONAL ASSOCIATION, a national banking organization organized and existing under the laws of the United States of America, as Servicer, and THE BANK OF NEW YORK (DELAWARE), a Delaware banking corporation organized and existing under the laws of the State of Delaware, as Trustee, to the POOLING AND SERVICING AGREEMENT, dated as of May 26, 1995 (as heretofore amended, the "Pooling and Servicing Agreement"), by and among the Transferor, the Servicer and the Trustee.

                           W I T N E S S E T H:

               WHEREAS, the Transferor, the Servicer and the Trustee entered into Amendment No. 1 to the Pooling and Servicing Agreement dated as of June 10, 1996;

               WHEREAS, the Transferor, the Servicer and the Trustee desire to amend the Pooling and Servicing Agreement pursuant to Section 13.1(a) therein in order to provide for the terms contained herein;

               WHEREAS, in connection with a business realignment of FCI's subsidiaries, FCI has assigned to Metris Companies Inc., a Delaware corporation ("Metris"), all of its rights arising under the Bank Receivables Purchase Agreement and the Purchase Agreement and Metris has assumed all of FCI's obligations thereunder pursuant to that certain Assignment and Assumption Agreement, dated as of September 16, 1996, by and among FCI, Metris and DMCCB, and that certain Assignment and Assumption Agreement, dated as of September 16, 1996, by and among FCI, Metris and the Transferor, respectively;

               NOW, THEREFORE, in consideration of the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties and the Certificate-holders:

               Section 1. Definitions. Except as provided herein, all capitalized terms used in this Agreement but not defined herein shall have their respective meanings in the Pooling and Servicing Agreement.

               Section 2. Name of Trust. The name of the Trust shall be "Metris Master Trust."

               Section 3. Amendments to Section 1.1. (a) Section 1.1 of the Pooling and Servicing Agreement shall be amended by adding the following defined terms in appropriate alphabetical order:

        "Automatic Addition Suspension Date" shall mean the Business Day specified in Section 2.6(a) hereof.

        "Automatic Addition Termination Date" shall mean the Business Day specified by the Transferor pursuant to Section 2.6(a) hereof as of which new open end credit card accounts designated by the Transferor shall cease to become Additional Accounts.

        "Bank Receivables Purchase Agreement Assignment" shall mean the Assignment and Assumption Agreement dated as of September 16, 1996 by and among FCI as assignor, Metris as assignee, and DMCCB.

        "Metris" shall mean Metris Companies Inc., a corporation organized and existing under the laws of the State of Delaware.

        "Metris Receivables" shall mean Metris Receivables, Inc., a corporation organized and existing under the laws of the State of Delaware.

        "Purchase Agreement Assignment" shall mean the Assignment and Assumption Agreement dated as of September 16, 1996 by and among FCI as assignor, Metris as assignee, and the Transferor.

        "Restart Date" shall mean the date specified in the notice delivered by the Transferor to the Trustee pursuant to Section 2.6(a) hereof.

               (b) Section 1.1 of the Pooling and Servicing Agreement shall be amended by deleting the definition of "Transferor" in its entirety and replacing it with the following:

        "Transferor" shall mean Metris Receivables, Inc., a corporation organized and existing under the laws of the State of Delaware, and any successor thereto.

               (c) Section 1.1 of the Pooling and Servicing Agreement shall be amended by deleting the definition of "Bank Receivables Purchase Agreement" in its entirety and replacing it with the following:

        "Bank Receivables Purchase Agreement" shall mean the amended and restated receivables purchase agreement dated as of May 26, 1995 between FCI, as buyer of receivables, and DMCCB, as seller of receivables, as amended from time to time and as assigned by FCI to Metris pursuant to the Bank Receivables Purchase Agreement Assignment, and any other receivables purchase agreement between Metris, as purchaser of receivables, and a Credit Card Originator, as seller of receivables.

               (d) Section 1.1 of the Pooling and Servicing Agreement shall be amended by deleting the definition of "Purchase Agreement" in its entirety and replacing it with the following:

        "Purchase Agreement" shall mean the purchase agreement dated as of May 26, 1995 between the Transferor, as buyer of receivables, and FCI, as seller of receivables, as amended from time to time and as assigned by FCI to Metris pursuant to the Purchase Agreement Assignment.

               Section 4. References to FCI. (a) Except for the definition of "FCI" in Section 1.1 of the Pooling and Servicing Agreement and as otherwise provided by Section 3 and by Section 4(b), (c), and (d) hereof, the Pooling and Servicing Agreement shall be amended by replacing all references to "FCI" with "Metris."

               (b) Section 3.9 of the Pooling and Servicing Agreement shall be amended by deleting the reference to "FCI" therein and replacing it with "Metris and, for so long as FCI owns any common stock of Metris, FCI."

               (c) Section 9.2(a) of the Pooling and Servicing
Agreement shall be amended by deleting (i) the phrase "or FCI" therein, and (ii) the following at the end of the third sentence of Section 9.2(a)(ii):

        "; provided, however, that in the event the Insolvency Event at issue shall have occurred with respect to FCI, the Trust shall not be reconstituted unless the Trustee shall have first received an Opinion of Counsel to the effect that the Trust, as reconstituted, shall not be subject to Federal or any Applicable Tax State income tax on its income."

               (d) Schedule 1 to the Pooling and Servicing Agreement entitled "Tax Returns and Payments" shall be amended by deleting all references to "FCI" therein and replacing them with "FCI, for so long as FCI owns 80% or more of the common stock of Metris," and such schedule may be replaced in its entirety at such time as FCI owns less than 80% of the common stock of Metris. Schedule 1 to the Pooling and Servicing Agreement shall be further amended to (i) add to the list of states in the second sentence thereof the states of Oklahoma, South Dakota and Utah, (ii) add to the list of states in the third sentence thereof the states of Indiana, New Jersey, Pennsylvania and Virginia and (iii) add the following language at the end:

               In addition, because one of the subsidiaries of Metris, Direct Merchants Credit Card Bank, National Association, is a national banking entity (established in 1995) which derives the majority of its income from Mastercard credit cards, it may be subject to special financial institution rules in certain states. Such rules attempt to impute state income tax nexus to a credit card company if it obtains finance revenue and/or has credit card receivables generated from customers in that state. Of the states that have adopted such financial institution rules, Minnesota is the only state where Metris and its subsidiaries are currently filing income or franchise tax returns. States which currently have rules pursuant to which they may attempt to impose income tax nexus based upon such credit card activity include:

                      Arkansas                     Minnesota
                      California                   New Mexico
                      Hawaii                       Tennessee
                      Indiana
                      Massachusetts

Direct Merchants Credit Card Bank, National Association has not filed in states other than Minnesota because it believes the above referenced financial institution rules to be unconstitutional.

               Section 5. Amendment to Section 2.6(a). Section 2.6(a) of the Pooling and Servicing Agreement shall be amended to read as follows:

                      "(a) Unless otherwise specified in any Supplement, all accounts which meet the definition of Additional Accounts shall be included as Accounts from and after the date upon which such Additional Accounts are created and all Receivables in such Additional Accounts, whether such Receivables are then existing or thereafter created, shall be transferred automatically to the Trust upon purchase by the Transferor. For all purposes of this Agreement, all receivables of such Additional Accounts shall be treated as Receivables upon their creation and shall be subject to the eligibility criteria specified in the definitions of "Eligible Receivable" and "Eligible Account."
        Notwithstanding the foregoing, the Transferor may elect at any time, or may be required pursuant to Section 2.6(f), to suspend the automatic inclusion in Accounts of new accounts which would otherwise be Additional Accounts as of any Business Day (the "Automatic Addition Suspension Date"), or terminate any such inclusion as of any Business Day (an "Automatic Addition Termination Date") until a date (the "Restart Date") to be identified in writing by the Transferor to the Trustee, the Servicer and each Rating Agency at least 10 days prior to such Restart Date. Promptly after an Automatic Addition Suspension Date or any Automatic Addition Termination Date, or a Restart Date, the Transferor and the Trustee agree to execute and the Transferor agrees to record and file at its own expense an amendment to the financing statements referred to in Section 2.1 hereof to specify the accounts then subject to this Agreement (which specification may incorporate a list of accounts by reference) and may, except in connection with any such filing made after a Restart Date, release any security interest in any accounts created after the Automatic Addition Suspension Date or any Automatic Addition Termination Date."

               Section 6. Conditions to Effectiveness. This Agreement shall become effective upon the satisfaction of the following conditions:

        (i) the Servicer shall have provided an Officer's Certificate to the Trustee to the effect that this Agreement will not materially and adversely affect the interests of the Certificateholders;

        (ii) the receipt by the Trustee of an Opinion of Counsel pursuant to clause (ii) of the second paragraph of Section 13.1(a) of the Pooling and Servicing Agreement;

        (iii) the Servicer shall have provided at least ten Business Days prior written notice to each Rating Agency of this Agreement and shall have received written confirmation from each Rating Agency to the effect that the rating of any Series or any class of any Series will not be reduced or withdrawn as a result of this Agreement; and

        (iv) the execution of this Agreement by each of the parties hereto.

               Section 7. Governing Law. THIS AGREEMENT SHALL BE
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

               Section 8. Counterparts. This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the Transferor, the Servicer and the Trustee have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

                                    METRIS RECEIVABLES, INC.,
                                     as Transferor


                                    By:/s/ ROBERT W. OBERRENDER
                                       Name:  Robert W. Oberrender
                                       Title: President


                                    DIRECT MERCHANTS CREDIT CARD
                                     BANK, NATIONAL ASSOCIATION,
                                     as Servicer


                                    By:/s/ ROBERT W. OBERRENDER
                                       Name:  Robert W. Oberrender
                                       Title: Vice President and
                                              Treasurer


                                    THE BANK OF NEW YORK (DELAWARE),
                                      as Trustee


                                    By:/s/ CATHERINE MARSH
                                       Name:  Catherine Marsh
                                       Title: President & COO